Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

MAGELLAN PETROLEUM CORPORATION

Magellan Petroleum Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation held on February 2, 2009, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), declaring said amendment to be advisable and providing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting of the stockholders of the Corporation to be held on May 27, 2009. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, effective December 31, 2009, the Restated Certificate of Incorporation of the Corporation be, and it here by is, amended by repealing the Article thereof numbered “THIRTEENTH” and inserting in place of said Article the following “[Reserved]”.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of the Corporation held on May 27, 2009, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares and shareholders as required by statute and by the Restated Certificate were voted and voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed this 15th day of October, 2009.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	President and Chief Executive Officer